Exhibit 1.2

AMENDMENT TO PURCHASE AGREEMENT

Amendment (this “Amendment”), dated as of February 4, 2003, to the Purchase Agreement (the “Agreement”), dated January 31, 2003, by and among Cascades Inc., a corporation organized under the laws of the Province of Quebec (the “Company”), the Guarantors named therein, and Salomon Smith Barney Inc. and Scotia Capital (USA) Inc., as representatives of the Initial Purchasers named therein.  Capitalized terms used but not defined herein have the meanings given thereto in the Agreement.

WHEREAS, the parties hereto desire to effect certain amendments to the Agreement as hereinafter set forth;

NOW, THEREFORE, the parties hereto hereby agree to amend the Agreement as follows:

1.             Amendments.  The parties agree as follows:

(a)           The purchase price referred to in Section 2 of the Agreement shall be amended from “98.25%” to “98.5277778%,” such that the aggregate purchase price for the Securities to be paid by the Initial Purchasers at the Closing Date shall be $443,375,000.

(b)           Schedule I to the Agreement shall be amended and restated in its entirety to read as follows:

“Initial Purchasers	Principal Amount of Firm Securities to Be Purchased
Salomon Smith Barney Inc.	US$164,100,825.00
Scotia Capital (USA) Inc.	US$86,922,171.00
NBC International (USA) Inc.	US$77,264,149.50
CIBC World Markets Corp.	US$80,129,718.00
BNP Paribas Securities Corp.	US$9,389,740.50
Comerica Securities, Inc.	US$9,389,740.50
SG Cowen Securities Corp.	US$9,389,740.50
BMO Nesbitt Burns Corp.	US$6,706,957.50
TD Securities (USA) Inc.	US$6,706,957.50
Total	US$450,000,000.00”

2.             Confirmation of Agreement.  Except as herein expressly amended, the Agreement shall remain in full force and effect in accordance with its terms.

3.             Successors.  This Amendment will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees, agents and controlling persons referred to in Section 8 of the Agreement, and, except as expressly set forth in Section 5(h) of the Agreement, no other person will have any right or obligation hereunder.

4.             Applicable Law.  This Amendment and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Amendment, directly or indirectly, shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

5.             Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all together shall constitute one agreement.

[signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date so indicated in the preamble hereof.

For the Company:

Cascades Inc.

By:	/s/ Robert F. Hall
Name:	Robert F. Hall
Title:	Vice President Legal Affairs Corporate Secretary

For the Guarantors:

Cadmus and Cascades Recycling, Inc.

Cascades Agri-Pak, Inc.

Cascades Auburn Fiber Inc.

Cascades Diamond, Inc.

Cascades Dominion Inc.

Cascades East Angus Inc.

Cascades Enviropac Inc.

Cascades Fine Papers Group (Sales) Inc.

Cascades Fine Papers Group (USA) Inc.

Cascades Fine Papers Group Inc.

Cascades Fine Papers Group Thunder Bay Inc.

Cascades Forma-Pak Inc.

Cascades Inopak Inc.

Cascades Lupel Inc.

Cascades Moulded Pulp, Inc.

Cascades Multi-Pro Inc.

Cascades Plastics Inc.

Cascades SPG Holding Inc.

Cascades Tissue Group — California Inc.

Cascades Tissue Group — IFC Disposables Inc.

Cascades Tissue Group — Mechanicville Inc.

Cascades Tissue Group — New York Inc.

Cascades Tissue Group — North Carolina Inc.

Cascades Tissue Group — Oregon Inc.

Cascades Tissue Group — Pennsylvania Inc.

Cascades Tissue Group — Wisconsin Inc.

Cascades Tissue Group Inc.

Désencrage C.M.D. Inc.

Marathon Graphic Art Distributor Inc.

Matériaux Cascades Inc.

Plastiques Cascades Inc.

Wood Wyant Inc.

2851-5351 Québec Inc. (Commec enr.)

3815285 Canada Inc.

3815315 Canada Inc.

4089235 Canada Inc.

4089260 Canada Inc.

4089278 Canada Inc.

4089294 Canada Inc.

By	/s/ Robert Hall
Name:	Robert Hall
Title:	Duly authorized officer or director

For the Initial Purchasers:

Salomon Smith Barney Inc.

Scotia Capital (USA) Inc.

By:	Salomon Smith Barney Inc.

By:	/s/ Arnold Y. Wong
Name: Arnold Y. Wong
Title: Director

For themselves and the other several Initial

Purchasers named in Schedule I to

the foregoing Agreement